Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-260325) pertaining to the 2021 Share Incentive Plan of Sapiens International Corporation N.V.,

(2)	Registration Statement (Form S-8 No. 333-213817) pertaining to the 2011 Share Incentive Plan of Sapiens International Corporation N.V., and

(3)	Registration Statement (Form S-8 No. 333-177834) pertaining to the 2011 Share Incentive Plan of Sapiens International Corporation N.V.;

of our reports dated March 26, 2024, with respect to the consolidated financial statements of Sapiens International Corporation N.V. and the effectiveness of internal control over financial reporting of Sapiens International Corporation N.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2023.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER

A Member of EY Global
Tel-Aviv, Israel
March 26, 2024